                                                             EXHIBIT 10.76

                               TABLE OF CONTENTS

1.      DEFINITIONS ...................................................  2

2.      TERM ..........................................................  5
        Initial and Renewal Term ......................................  5

3.      GRANT OF RIGHT ................................................  5
        Exclusive Right ...............................................  5
        Right to Sublicense ...........................................  6

4.      RESTRICTIONS AND LIMITATIONS ..................................  6
        Limitation on Rights ..........................................  6
        Competitive Services ..........................................  7
        Reservation of Rights .........................................  7

5.      CONTENT OF SERVICE ............................................  8
        US Channels ...................................................  8
        Canadian Channels .............................................  8
        Compliance with CRTC Decision .................................  8
        Affiliate Distribution ........................................  8
        Distinction From Other Music Service ..........................  8

6.      ADJUNCT SERVICES ..............................................  9

7.      TRANSMISSION OF SERVICE .......................................  9
        Costs of Transmission .........................................  9
        Technical Information to be Provided .......................... 10
        Alternative Distribution of the Service ....................... 11
        Changes in Reception System ................................... 11
        Interruption in Transmission of Service ....................... 12
                Involuntary Minor Interruption ........................ 12
                Involuntary Major Interruption ........................ 12
                Voluntary Minor Interruption .......................... 13
                Voluntary Major Interruption .......................... 13
        Satellite Transition .......................................... 15

8.      DELIVERY AND DISTRIBUTION OF THE SERVICE ...................... 15
        Subscriber Equipment .......................................... 15
        No Additions, Deletions, etc. ................................. 15
        Payment Required .............................................. 16
        Private Use or Recording ...................................... 16

*** Confidential portions of this document have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.


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

 9.     SERVICE FEES.................................................... 16
                Basic Service Fees...................................... 16
                Discretionary Service................................... 16
                Premium Tier............................................ 17
        Time For Payment................................................ 17
        Payment in American Dollars..................................... 17
        Service Fee Renegotiation....................................... 17
        Service Fee Exemption........................................... 18

10.     REPORTS AND RECORDS............................................. 18
        Books, Records and Audits....................................... 18
        Monthly accounting statements................................... 19
        Dispute......................................................... 19

11.     COLLECTIONS..................................................... 19

12.     PAYMENT OF TAXES................................................ 19

13.     MUSIC PERFORMANCE AND OTHER MUSIC RIGHTS........................ 20

14.     RESEARCH........................................................ 20
        Each Party to Provide Information............................... 20
        Other Research.................................................. 20

15.     PROPRIETARY MARKS............................................... 20
        Rights in Proprietary Marks..................................... 20
        Acknowledgment of Rights........................................ 21
        Quality Standards and Samples................................... 21
        Protection of Proprietary Marks................................. 21
        Form of Use..................................................... 21
        Infringement Proceedings........................................ 22

16.     MARKETING AND PROMOTION......................................... 22

17.     TERMINATION, OBLIGATIONS UPON TERMINATION OR EXPIRATION......... 22
        Right to Terminate.............................................. 22
        Obligations Upon Termination or Expiration...................... 23
        Effect of Expiration or Termination............................. 23

18.     WARRANTIES AND INDEMNITIES...................................... 23
        DMX US's Warranties............................................. 23


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
        DMX '95's Warranties............................................24
        DMX '95's Indemnification.......................................25
        DMX US's Indemnification........................................25
        Notice of Claims................................................26
        Limitation of Liability.........................................26

19.     FORCE MAJEURE...................................................26

20.     NOTICES.........................................................26

21.     CONFIDENTIALITY.................................................28

22.     ASSIGNMENT......................................................28
        Assignment; Binding Effect; Reorganization......................28
        Insolvency......................................................28

23.     MISCELLANEOUS...................................................29
        Entire Agreement; Amendments; Waivers...........................29
        Governing Law...................................................29
        No Agency.......................................................29
        Jurisdiction for Disputes.......................................29
        Injunctive Relief...............................................29
        No Partnership..................................................29
        Severability....................................................29
        Headings and Captions...........................................30
        Counterparts....................................................30
        No Inference Against Author.....................................30
        No Third Party Beneficiaries....................................30
        Arbitration.....................................................30


                 RESIDENTIAL LICENSE AND DISTRIBUTION AGREEMENT


        This Agreement made as of April 18, 1997, by and between:

DMX INC., a Delaware Corporation with offices at 11400 W. Olympic Boulevard, Suite 1100, Los Angeles, California 90064-1507 ("DMX US").

                                     -AND-

DMX CANADA (1995) LTD., a body corporate with offices at Suite 900, 630 3rd Avenue S.W., Calgary, Alberta T2P 4L4, Canada ("DMX '95").

RECITALS

1. WHEREAS, International Cablecasting Technologies Inc. ("ICT"), the predecessor of DMX US, and DMX-Canada Ltd. entered into a license and distribution agreement dated March 9, 1992, (the "Original License") under which DMX US granted to DMX-Canada Ltd. the exclusive license and right to distribute ICT's premium music service in Canada;

2. AND WHEREAS, DMX '95 has acquired or will acquire all the rights and interests DMX-Canada Ltd. under the Original License;

3. AND WHEREAS, DMX '95 wishes to acquire from DMX US and DMX US wishes to grant to DMX '95 the exclusive right to distribute the US Channels which in combination with the Canadian Channels constitute the Service directly or indirectly, through Affiliates, to Service Subscribers at Private Residences in Canada, as such capitalized terms are hereinafter defined;

4. AND WHEREAS, by a decision of the Canadian Radio-television and Telecommunications Commission dated August 23, 1996, the CRTC confirmed the CRTC Decision 95-911 dated December 20, 1995 approving the application by DMX '95 for a broadcasting license to carry on a new pay audio programming undertaking, subject to the conditions of license set out in the CRTC Decision.

5. AND WHEREAS, the parties hereto wish to replace the Original License with respect to the distribution of the Service to Private Residences by way of this amended and restated license and distribution agreement;

        NOW THEREFORE, in consideration of the representations, warranties and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.      DEFINITIONS

        All capitalized terms used in this Agreement shall have the meanings set out in this Section or as otherwise defined in the Agreement.

a) Adjunct Services means additional services or options, which are not simply additional music formats and which, subsequent to the date of this Agreement, are developed by DMX US for which DMX US expects subscribers will be charged separately or in addition to the Service;

b) Affiliate(s) means any operators of Canadian cable systems or any third parties, all as determined by DMX '95, in its absolute and sole discretion, who: (i) hold a broadcast distribution undertaking license issued by the CRTC; (ii) market the Service and/or the Adjunct Service through a sales force separate from that of DMX '95; (iii) have direct billing relationships with the Service Subscribers for the distribution of the Service and/or the Adjunct Service, if any; and (iv) who execute an Affiliate Agreement with DMX '95, as defined in Section 3 below, whereby the Affiliate is to pay a fee to DMX '95 for each Private Residence to which it distributes the Service and/or Adjunct Service;

c)      Affiliate Agreement has the meaning set out in Section 3(b) hereof.

d) Alternative Technologies means the transmission or distribution of the Service by means of (i) satellite master antenna television systems, multi point distribution services, multichannel multi point distribution services; (ii) other equipment, system or technology capable of receiving the Service, directly from a satellite including, but not limited to, C-Band or KU-Band Satellites; or (iii) any facility, apparatus or other thing, equipment, wire, cable, radio, optical, electromagnetic system or any other system or technology that is used or capable of being used for or in any operation directly connected with the emission, transmission, or reception of the Service, and with respect to all of (i), (ii) and (iii) above, whether existing at the date of this Agreement or developed in the future.

e) Approved Purposes means the distribution of the Service by DMX '95, or its Affiliates for (i) promotional purposes to: (A) certain directors, officers or employees of Shaw and its Affiliates, wherever situated, if used for promotional purposes and not for background music; and (B) certain industry trade shows, conferences, or meetings of a promotional nature or related to marketing of the service attended by directors, officers, employees or representatives of DMX '95 or the Affiliates (all of such recipients of the Service identified in (A) and (B) above collectively referred to as the "Promotional Receivers"); and (ii) purposes of demonstrating the Service to potential Service Subscribers, as hereinafter defined, at locations determined by DMX '95 in its absolute and sole discretion (which recipients of the Service are referred to as the "Demonstration Receivers").

f)  Canadian Channels has the meaning set out in Section 5 hereof.

g) Canadian Regulatory Law means the Broadcasting Act (Canada), or any successor thereof, the regulations under the Act, directions by the Governor in Council to the CRTC and any decision or order of, or any policy published or administered by the CRTC.

h) Canadian Rights Payment means all music performance license fees, copyright fees, mechanical reproduction rights, if applicable, and other payments required to be paid under Canadian law, and performing rights fees, arising out of the distribution of the Service in the Territory, as hereinafter defined, including, without limitation, the Society of Composers, Authors and Music Publishers of Canada (SOCAN).

i)  Competitive Service has the meaning set out in Section 4(b) hereof.

j) CRTC means the Canadian Radio-television and Telecommunications Commission and any successor thereof.

k) CRTC Decision means decision 95-911 dated December 20, 1995 of the CRTC relating to the distribution of the Service to Private Residences in the Territory.

l) Demonstration Receivers has the meaning set out in the definition of "Approved Purpose" hereof.

m)  Footprint has the meaning set out in Section 7(a)(i) hereof.

n) FM Band Service has the same definition as "Service" except that it shall consist of up to and not a minimum of thirty (30) channels (formats) delivered in an analogue signal over the FM Band spectrum by the Affiliates.

o)  Inspection has the meaning set out in Section 10(a) hereof.

p) Involuntary Major Interruption means any act, event or omission outside the direct of indirect control of or not initiated, either directly or indirectly, by DMX US, including any exercise of a contractual preemption right by a third party satellite provider, or such as an act of God or nature, including, without limitation, any non-planned event or failure of the 402R Satellite or any successor thereof (but excluding the expiration of the scheduled operative life of the 402R Satellite or any successor thereof) that interferes with, interrupts or obstructs the transmission of the digital audio signal to DMX '95's or the Affiliates' land based reception equipment in the Territory: (A) which interference lasts for a period of Fourteen (14) or more consecutive calendar days; (B) which would require a replacement of, or modification to the reception equipment, technology or system utilized by DMX '95 or the

        Affiliates at the time of such interference, interruption or obstruction in order to receive the digital audio signal to the same standard and quality as is required pursuant to this Agreement; or (C) which changes in any material manner whatsoever the geographic area of the Footprint.

q) Involuntary Minor Interruption: means any act, event or omission outside the direct or indirect control of, or not initiated, either directly or indirectly, by DMX US, including any exercise of a contractual preemption right by a third party satellite provider, or such as an act of God or nature that interferes with, interrupts or obstructs the transmission of the digital audio signal to DMX '95's or the Affiliates' land based reception equipment in the Territory for a period equal to or greater than Twenty-four (24) consecutive hours but less than Fourteen (14) consecutive calendar days.

r) Private Residence means any single or multiple dwelling unit or premise where any person is domiciled, except on a transient or temporary basis.

s) Promotional Receivers has the meaning set out in the definition of "Approved Purposes" hereof.

t)      Proprietary Marks has the meaning set out in Section 15(a) hereof.

u) Service means the premium audio programming service consisting of a minimum of thirty (30) channels (formats) of uninterrupted music, offered by DMX '95 and its Affiliates twenty-four (24) hours per day, seven (7) days per week, without any commercials or other announcements, transmitted in a digital signal comprised of Canadian Channels and US Channels provided on a one-to-one ratio.

v) Service Subscribers means those individuals, persons, associations, partnerships, corporations or legal representatives which subscribe to the Service for delivery at a Private Residence.

w) Shaw means Shaw Cablesystems Ltd. and its "affiliates" as such term is defined in the Companies Act, British Columbia.

x)      Term has the meaning set out in Section 2(a) hereof.

y)      Territory means all of the country of Canada and its territories.

z)      US Channels has the meaning set out in Section 7 hereof.

aa) Voluntary Major Interruption: means any act or omission within the direct or indirect control of or initiated, either directly or indirectly, by DMX US including, without limitation, a modification to the method of transmission of the US Channels to DMX '95's or the

        Affiliates' land based reception equipment in the Territory or the entering into a license or other agreement for a replacement of the services of the 402R Satellite, or any successor thereof, that interferes with, interrupts or obstructs the transmission of the digital audio signal to DMX '95's or the Affiliates' land based reception equipment in the Territory: (A) for a period of Fourteen (14) or more consecutive calendar days; (B) which would require a replacement of, or modification to the reception equipment, technology or system utilized by DMX '95 or the Affiliates at the time of such interference, interruption or obstruction in order to receive the digital audio signal to the same standard and quality as is required pursuant to this Agreement; or (C) which changes in any material manner whatsoever the geographic area of the Footprint.

bb) Voluntary Minor Interruption: means any act or omission within the direct or indirect control of or initiated, either directly or indirectly, by DMX US including, without limitation, a modification to the method of transmission of the US Channels to DMX '95's or the Affiliates' land based reception equipment in the Territory or the entering into a license or other agreement for the replacement of the services of the 402R Satellite, or any successor thereof, that interferes with, interrupts or obstructs the transmission of the digital audio signal to DMX '95's or the Affiliates' land based reception equipment in the Territory for a period equal to or greater than Twenty-four (24) consecutive hours but less than Fourteen (14) consecutive calendar days.

cc)     402R Satellite has the meaning set out in Section 7(a)(i) hereof.

2.      TERM

        Initial and Renewal Term: Subject to the earlier termination of this Agreement as set forth in Section 18 hereof, the term Agreement shall commence on the date hereof and shall terminate on March 31, 2012 (the "Term"). Provided that neither party is in default in the observance and performance of its obligations hereunder at the end of the Term, unless such default has been waived by the other party, the parties shall negotiate exclusively with each other for a renewal term of this Agreement (i.e. DMX '95 shall not negotiate with a third party music service provider, and DMX US shall not negotiate with a third party music service distributor) for a period of Twelve (12) months prior to the expiry of the Term. The parties hereto shall commence negotiations diligently and in good faith at the commencement of the Twelve (12) month period for the renewal of the Agreement. The exclusive negotiating period shall expire at the end of the Term, unless the parties hereto have agreed in principle to the renewal of the Agreement and the material provisions thereof have been completed subject only to finalization of the document related thereto.

3.      GRANT OF RIGHT

a) Exclusive Right: Subject to the terms and conditions contained herein, DMX US hereby grants to DMX '95, and DMX '95 hereby accepts, the exclusive right within the Territory to distribute the US Channels, which in combination with the Canadian Channels constitute the Service directly or through any Affiliates by means of any equipment, technology or system including, without limitation, the Alternative Technologies, to Private Residences during the Term, subject to compliance with the CRTC Decision and any subsequent decision of the CRTC relating to the Service, and in accordance with the provisions of this Agreement. The parties hereto acknowledge and agree that in the event DMX US enters into an agreement for distribution of the US Channels or any Adjunct Service by means of the "Internet", (i.e., a so-called "on-line" service) which would materially affect DMX '95's exclusive rights hereunder, DMX US shall immediately notify DMX '95 of such agreement in writing together with a description of the agreement. The parties hereto shall thereafter negotiate in good faith with respect to an appropriate sharing of revenues related to the distribution of the US Channels or the Adjunct Service, as the case may be, by DMX US by means of the Internet.

        Further, in the event any technology is developed in the future for distribution of the Service or any Adjunct Service for which there would be no means of restricting the territory or geographic area of distribution or identifying the end user of the Service or Adjunct Service (an "Uncontrolled Distribution"), and in the event DMX US enters into an agreement for Uncontrolled Distribution of the US Channels or the Adjunct Service which would materially affect DMX '95's exclusive rights hereunder, the parties agree to negotiate in good faith with respect to revenue sharing in connection therewith. Neither DMX '95 nor its Affiliates shall distribute the US Channels or any Adjunct Service by means of an Uncontrolled Distribution (including any distribution by means of Internet distribution which could fall within the definition of Uncontrolled Distribution) without the written consent of DMX US.

b)      Right to Sublicense:    Subject to the terms and conditions contained
        herein, DMX US hereby grants to DMX '95 the right within the Territory to sublicense the distribution rights related to the Service granted herein to the Affiliates. DMX '95 shall enter into an affiliate agreement with each Affiliate (the "Affiliate Agreement"), the form and content of which shall be determined by DMX '95 provided that it shall not be inconsistent with this Agreement. The Affiliate Agreement shall include, without limitation, from and after the date of this Agreement, requirements that the Affiliate not compete directly with DMX US in distributing the US Channels outside the Territory nor distribute the US Channels on the Internet.

4.      RESTRICTIONS AND LIMITATIONS

a)      Limitation on Rights:   The rights granted herein do not include any
        rights of DMX '95, its Affiliates or any other person to:

        i) record, make or manufacture any recordings or other reproductions of any of the US Channels or any part thereof;

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
        ii) transmit, re-transmit, distribute, deliver or authorize the transmission, retransmission, distribution or delivery of any of the US Channels in any manner, outside the Territory; or

        iii) transmit, re-transmit, distribute, deliver or authorize the transmission, retransmission, distribution or delivery of any of the Service within the Territory to any person which is not a Service Subscriber, except for the Approved Purposes pursuant to Subsection 9(e) hereof.

b) Competitive Services: Subject to the provisions of this Section 4(b), during the Term neither DMX '95 nor Shaw shall offer, provide, transmit, re-transmit, distribute or deliver, directly or indirectly through any of its agents, affiliates or subsidiaries, to any location in the world any audio music service of any nature whatsoever other than the Service (the "Competitive Service"). Except in the case of DMX '95, nothing herein shall be deemed to prohibit Shaw or Shaw's successors, or DMX '95's Affiliates from offering, providing, transmitting, retransmitting, distributing or delivering any Competitive Service to any Private Residence located in the Territory. Further, DMX '95 may, at its option, transmit, retransmit, distribute or deliver a Competitive Service to any Private Residence located in the Territory if, and only if there is an Involuntary Major Interruption or a Voluntary Major Interruption as set out in Section 7(e) hereof. Notwithstanding anything else contained herein to the contrary, neither DMX '95 nor the Affiliates shall be required to distribute the Service to any subscriber of a Competitive Service if such subscriber is a subscriber of a Competitive Service as a result of an Involuntary Major Interruption or a Voluntary Major Interruption pursuant to Section 7(e) hereof or is otherwise a subscriber of a Competitive Service through an Affiliate. DMX US covenants and agrees that, except as set forth in this Agreement, it shall not offer, provide, license, transmit, re-transmit, distribute or deliver, directly or indirectly through any of its agents, affiliates or subsidiaries, the Service or any audio music service of any nature, whatsoever, or the Adjunct Services to any Private Residence in the Territory during the Term, subject only to the provisions of the right of first refusal related to the Adjunct Services set out in Section 6 hereof and the provisions related to an Uncontrolled Distribution of the US Channels set out in Section 3(a) hereof. DMX US acknowledges and agrees that it shall include in its standard form of license agreement related to the distribution of the US Channels to be entered into with its agents, affiliates and licensees, from and after the date of this Agreement, a provision whereby the agents, affiliates and licensees covenant not to distribute, deliver, transmit, or re-transmit the Service or the Adjunct Service in the Territory, or any portion thereof. DMX US further agrees that it shall assist DMX '95 in locating any agent, affiliate, or licensee of DMX US that distributes, delivers, transmits or re-transmits the Service or the Adjunct Service in the Territory at any time during the Term and it shall assist, to the best of its ability, DMX '95 in conducting such investigations and prosecutions of such agents, affiliates and licensees.

(c) Reservation of Rights: Except as expressly set forth in this Agreement, DMX '95 shall have no proprietary interest in the US Channels including the accompanying program data, the

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        Proprietary Marks, as hereinafter defined, or any other rights or property of DMX US, all of which are reserved and shall remain the rights and property of DMX US.

5.      CONTENT OF SERVICE

        (a) US Channels: DMX US shall produce the US Channels at its sole cost and expense. DMX '95 may select any of the US Channels offered by DMX US and may change its selection from time to time at its sole discretion. DMX US shall ensure that the US Channels shall not contain any obscenity or any other matter in violation of laws, regulations, decisions or orders of any authority having jurisdiction in the Territory. The US Channels shall include programming, format and other content as may be necessary or appropriate for the transmission, reception and processing of the digital signals, including, without limitation, transmission necessary for the display on the panel of the DMX hand held remote control of the song, title, artist and other descriptive information relating to the music segment.

        (b) Canadian Channels: DMX '95 shall produce the Canadian premium audio music channels in digital format (collectively, the "Canadian Channels") at its sole cost and expense. DMX '95 shall ensure that the Canadian Channels shall not contain any obscenity or any other matter in violation of laws, regulations, decisions or orders of any authority having jurisdiction in the Territory. The Canadian Channels shall include programming, format and other content as may be necessary or appropriate for the transmission, reception and processing of the digital signals, including, without limitation, transmission necessary for the display on the panel of the DMX hand held remote control of the song, title, artist and other descriptive information relating to the music segment. The parties hereto acknowledge and agree that DMX US shall have no proprietary interest in the Canadian Channels which shall be reserved and remain the rights and property of DMX '95.

        (c) Compliance with CRTC Decision: DMX '95 and the Affiliates shall comply with the conditions of the CRTC Decision, and any subsequent decision of the CRTC or its successor, relating to the manner of distribution of the Service in the Territory. DMX '95 may increase above thirty (30) the total number of channels to be provided as the Service in the Territory and the rights and obligations of the parties hereto as set out in this Agreement shall not otherwise be affected by such increase in the number of channels provided as the Service.

        (d) Affiliate Distribution: DMX '95 acknowledges that it shall review from time to time the package of channels offered by its Affiliates to their Service Subscribers and DMX '95 shall use its best efforts to encourage the Affiliates to offer a package of channels appropriate for the Affiliate's particular market of Service Subscribers. In the event an Affiliate is unable to carry thirty (30) channels or transmit the Service in digital format for technological reasons, it may carry fewer channels or transmit the Service in analogue format.

        (e) Distinction From Other Music Service: In the event Shaw or the Affiliates offer to subscribers a Competitive Service, such Competitive Service shall not be offered, packaged, advertised, promoted or otherwise distributed by Shaw or the Affiliates in such a manner as to


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identify the Competitive Service as being a part of the Service or in any way associated with the DMX brand name.

6.      ADJUNCT SERVICES

        If DMX US wishes to offer, provide, license, distribute, transmit, deliver or re-transmit any Adjunct Service to Private Residences within the Territory, it shall give notice (the "Adjunct Service Notice") in writing to DMX '95 of its intention to do so and set out therein a description of the Adjunct Service Notice. DMX '95 shall have Forty-five (45) days following the date of receipt of the Adjunct Service Notice to deliver written notice to DMX US (the "Adjunct Service Reply") that DMX '95 wishes to obtain the exclusive right to distribute the Adjunct Service to Private Residences in the Territory. If DMX '95 delivers the Adjunct Service Reply within such time period set out above, the parties hereto shall negotiate in good faith, for a period of Sixty (60) days following receipt by DMX US of the Adjunct Service Reply (the "Negotiating Period") with respect to all material terms and conditions for a proposed exclusive license agreement (the "Adjunct Service Agreement") granting to DMX '95 the exclusive license to distribute the Adjunct Service to Private Residences in the Territory in conjunction with and in addition to the Service and the Adjunct Service Agreement shall include a reasonable time period for DMX '95 to file an application with and obtain the approval of the CRTC, if required. If DMX '95 has not delivered the Adjunct Service Reply on a timely basis, or if the parties have not agreed to the material terms and conditions of the Adjunct Service Agreement within the Negotiating Period, DMX US may, at its option subject to compliance with all Canadian Regulatory Law: (i) grant the license for the distribution of the Adjunct Service, but without right to distribute the same in conjunction with the Service to Private Residences, in the Territory, to any other person at such material terms and conditions which are no more favorable to any other person than those offered to DMX '95; or (ii) distribute the Adjunct Service to Private Residences in the Territory, but it expressly agrees that it shall not distribute the Service in the Territory whether in conjunction with the distribution of the Adjunct Service or in any manner otherwise. DMX '95 acknowledges and agrees that if for any reason it discontinues its distribution of the Service to Private Residences in the Territory it shall not continue to have a right of first refusal, as set forth in this Section 6, with respect to the distribution of the Adjunct Service to Private Residences in the Territory nor the exclusive license to distribute the Adjunct Service to Private Residences in the Territory. This right of first refusal granted herein shall apply to each and every Adjunct Service offered, developed or licensed by DMX US for transmission, distribution, delivery or re-transmission to Private Residences in the Territory and is not limited in any manner whatsoever to any one Adjunct Service, nor is it conditional upon the acceptance by DMX '95 to distribute any other Adjunct Service in the Territory.

7.      TRANSMISSION OF SERVICE

a)      Costs of Transmission:

        i) DMX US acknowledges and agrees that it shall transmit a minimum of 70 premium audio music channels in digital format (the "US Channels") without interruption

                Twenty-four (24) hours a day, Seven (7) days a week on the Telstar 402R Transponder 15B, the direct broadcast satellite used by DMX US at the date of this Agreement to transmit the US Channels (the "402R Satellite") or its successor, the footprint or reception area of which shall include the cities of Whitehorse, Yukon, Victoria, British Columbia and Halifax, Nova Scotia (the "Footprint"). The Footprint shall include all that area outlined in color on the attached contour map. DMX US shall maintain the quality and integrity of the transmission of digital audio signal throughout all the geographic region included in the Footprint such that there is no material variance in the quality of the US Channels in the Territory. DMX US acknowledges and agrees that it shall be solely responsible for all costs of whatsoever nature incurred in transmitting the US Channels from the DMX US studio in the United States to the point of reception at DMX '95's or its Affiliates' land based reception equipment which shall be in the Footprint and that such costs shall include, without limitation, the costs of up linking the US Channels to a satellite transponder, the rental of the satellite transponder and all other costs incurred in connection with the use of the satellite transponder. DMX US may, from time to time, transmit the US Channels on such other transponder devices as provided in Section 7(f) below subject to the provisions of this Section 7.

        ii) DMX '95 acknowledges and agrees that it shall be solely responsible for any and all costs whatsoever incurred in connection with: (A) installing its land based reception equipment in the Footprint; (B) selecting from the more than 70 US Channels (the "Repackaged US Channels") as determined by DMX '95 in its sole discretion, and combining the same with the Canadian Channels to constitute the Service; (C) transmitting the Canadian Channels from the DMX '95 studio to the point of reception at the Affiliates' land based reception equipment located in the Territory including, without limitation, the costs of up linking the Canadian Channels to a satellite transponder, the rental of the satellite transponder and all other costs incurred in connection with the use of the satellite transponder; (D) transmitting the Repackaged US Channels to the point of reception at its Affiliates' land based reception equipment located in the Territory including, without limitation, the costs of re-up linking the Repackaged US Channels to a satellite transponder, the rental of the satellite transponder and all other costs incurred in connection with the use of the satellite transponder; and (E) whether directly or through its Affiliates, distributing or re-transmitting the Service from the point of reception at its and the Affiliates, land based equipment to Service Subscribers in the Territory. DMX '95 agrees that it shall maintain the quality and integrity of the digital audio signal that it receives from DMX US as it re-transmits the Service to its Affiliates or Service Subscribers within the Territory.

b) Technical Information to be Provided: DMX US shall provide to DMX '95 in a timely manner, all information as may be necessary or appropriate concerning the following matters:

        i) A description, complete with all necessary or appropriate technical specifications, of the manner in which the US Channels will be provided to DMX '95, including the identification of the satellite and transponder number which shall be used for transmitting the US Channels;

        ii) All the technical specifications and information relating to the land-based equipment, technology and systems which DMX '95 and/or its Affiliates will be required to use for reception, distribution or re-transmission of the US Channels in the Territory in accordance with the provisions of this Agreement; and

        iii) All pertinent technical and other information necessary, appropriate or helpful for the deciphering or unscrambling of DMX US's encrypted code, it being specifically understood, however, that nothing in the foregoing provisions shall be deemed either to give DMX '95 any right in DMX US's proprietary technology or to require DMX US to provide any information with respect thereto not required by DMX '95 in order to fulfil its obligations under this Agreement, or those agreements made between DMX '95 and its Affiliates.

c) Alternative Distribution of the Service: DMX '95 and its Affiliates may, in their sole discretion, distribute the Service within the Territory by means of Alternative Technologies at their sole cost and expense, subject to the provisions of Section 7(d) hereof. DMX US agrees that it shall provide DMX '95 with such technical information as DMX US may have in order to assist DMX '95 and its Affiliates with such distribution by means of Alternative Technologies.

d) Changes in Reception System: Notwithstanding the provisions of Section 7(c) above, DMX US acknowledges and agrees that it shall be solely responsible for all costs incurred by DMX '95 and the Affiliates if, during the Term, DMX '95 and, or the Affiliates are required to make any changes or modifications to or replacements of, in any manner whatsoever, its or their reception and decoding equipment, technology or systems in order to make such equipment, technology or systems capable of receiving the US Channels from any Alternative Technology employed by DMX US to transmit the US Channels to the Territory other than the method or format of transmission from the 402R Satellite utilized by DMX US at the date of this Agreement. If there is any such requirement to modify or replace the reception and decoding equipment, technology or system, DMX US shall immediately deliver to DMX '95 written notice thereof in reasonable detail explaining what modifications or replacements must be made, together with a written proposal outlining a reasonable time period within which it shall make such payments arising hereunder to DMX '95. DMX US shall ensure at its own cost and expense that the transmission format utilized by it will be compatible at all times during the Term with the reception and decoding equipment, technology or systems purchased and utilized by DMX '95 or the Affiliates, and that regardless of what technology, system or method DMX US employs to transmit the US Channels to the Territory, DMX US shall maintain the quality and integrity of the transmission of the digital audio signal.

e) Interruption in Transmission of Service: With respect to the interruption or interference in the transmission of the US Channels to the Territory DMX US and DMX '95 agree as follows:

        (i) Involuntary Minor Interruption: If there is an Involuntary Minor Interruption during the Term, DMX '95 may, at its option and without notice, withhold billing, collecting and paying all the service fees which would otherwise be accruing and payable to DMX US for the period of the Involuntary Minor Interruption until the end of the Involuntary Minor Interruption (provided DMX '95 credits the Affiliates affected by the Involuntary Minor Interruption for such service fees payable by the Affiliate) notwithstanding any provision in this Agreement to the contrary. DMX '95 shall not have any other rights or remedies available at law or equity against DMX US as a result of such Involuntary Minor Interruption.

        (ii) Involuntary Major Interruption: If there is an Involuntary Major Interruption during the Term, the provisions of Section 19 hereof shall apply subject to the obligations of the parties hereto set out in this subsection (e)(ii), and DMX '95 may, at its option and without notice: (A) withhold billing, collecting, and paying all the service fees which would otherwise be accruing and payable to DMX US for the period of the Involuntary Major Interruption until the end of the Involuntary Major Interruption, if applicable, (provided DMX '95 credits the Affiliates affected by the Involuntary Major Interruption for such service fees payable by the Affiliate) notwithstanding any provision contained in the Agreement to the contrary; and (B) offer a Competitive Service to any Private Residence located in the Territory in accordance with the provisions set out in
                Section 4 hereof.

                Notwithstanding such Involuntary Major Interruption, if an alternate satellite exists such that DMX US is technically able to re-transmit the US Channels to the Territory, DMX US shall engage in good faith prior consultations with DMX '95 regarding utilizing such alternate satellite and shall make commercially reasonable efforts to utilize such alternate satellite within a reasonable time period following the commencement of the Involuntary Major Interruption. If such an alternate satellite is not available and there exists an Alternative Technology to re-transmit the US Channels to the Territory, which would not reduce the quality and integrity of the transmission of the digital audio signal from that maintained prior to such Involuntary Major Interruption, DMX US shall engage in good faith prior consultations with DMX '95 regarding using such Alternative Technology and shall make commercially reasonable efforts to use such Alternative Technology to re-transmit the US Channels to the Territory. If the Involuntary Major Interruption continues for a period greater than or equal to Thirty (30) consecutive calendar days, then the rights and obligations set out in this Agreement shall be suspended for a maximum period of Three Hundred and Sixty-Five (365) from the first date of such Involuntary Major Interruption (the "Suspension Period") such that the provisions of Section 19 hereof shall apply without qualification and the parties hereto shall be relieved of observing and performing their respective obligations hereunder without liability therefor, excepting only the obligation of DMX '95 to pay to DMX US any service fees outstanding for period prior to the Suspension Period and any obligations of either party arising under this Section. DMX '95 shall have the right, in its absolute and sole discretion, to terminate the Agreement at any time during the Suspension Period without any liability therefor. If after the expiry of the Suspension Period DMX US fails to re-transmit the US Channels to the Territory using any manner of technology or systems whatsoever, then this Agreement shall be terminated without liability of either party therefor. Notwithstanding such termination, the parties hereto agree that DMX '95 shall maintain the right of first negotiation during the remainder of the unexpired portion of the Term for the exclusive right to distribute the Service in the Territory such that if DMX US is able to re-transmit the US Channels to the Territory using any manner of technology or systems whatsoever after the expiry of the Suspension Period, it shall so notify DMX '95 in writing and the parties shall engage in diligent and good faith negotiations for the commencement of the transmission of the US Channels to the Territory. The provisions of this Section shall survive the expiration of the Term or early termination of this Agreement.

        (iii) Voluntary Minor Interruption: If there is a Voluntary Minor Interruption in the transmission of the US Channels to the Territory during the Term, then: (A)DMX US shall give notice to DMX '95 in writing of the same Forty-five (45) days prior to the commencement of such interruption, unless such interruption is unavoidably imminent in which case DMX US shall give written notice to DMX '95 as soon as reasonably possible; and (B) DMX '95 may, at its option and without notice, withhold billing, collecting, and paying all the service fees which would otherwise be accruing and payable to DMX US for the period of the Voluntary Minor Interruption until the end of the Voluntary Minor Interruption (provided DMX '95 credits the Affiliates affected by the Voluntary Minor Interruption for such service fees payable by the Affiliate) notwithstanding any provision in this Agreement to the contrary. Following completion of the Voluntary Minor Interruption, DMX US shall continue to transmit the US Channels to the Territory. DMX '95 shall not have any other rights or remedies available at law or equity against DMX US as a result of such Voluntary Minor Interruption, except only that the indemnity granted by DMX US in favor of DMX '95 as set out in Section 18(d) hereof shall apply hereto.

        (iv) Voluntary Major Interruption: If there is a Voluntary Major Interruption in the transmission of the US Channels to the Territory during the Term, then: (A) DMX US shall give notice to DMX '95 in writing of the same Forty-five (45) days prior to the commencement of such interruption, unless such interruption is unavoidably imminent in which case DMX US shall give written notice to DMX '95 as soon as reasonably possible; and (B) DMX '95 may, at its option and without notice; (1) withhold billing, collecting and paying all the service fees which would otherwise be accruing and payable to DMX US for the period of the Voluntary Major Interruption (provided DMX '95 credits the Affiliates affected by the Voluntary Major Interruption for such service fees payable by the Affiliate) until: (a) the end of the Voluntary Major Interruption, if applicable; or (b) such time as DMX '95 has recovered the direct costs it and the Affiliates have incurred as a result of: (i) not being able to provide the Service in the Territory for the period of the Voluntary Major Interruption; and (ii) re-establishing the distribution of the Service in the Territory following such Voluntary Major Interruption, as reasonably determined by DMX '95, in its sole discretion, including, without limitation, the costs incurred by DMX '95 to realign its and the Affiliates' receiving equipment, if any, notwithstanding any provision in this Agreement to the contrary excepting only the provisions of Section 7(f) hereof; and (2) DMX '95 may offer a Competitive Service to any Private Residence located in the Territory in accordance with the provisions set out in Section 4 hereof. The indemnity granted by DMX US in favor of DMX '95 as set out in Section 18(d) shall apply hereto.

                Notwithstanding such Voluntary Major Interruption, if an alternate satellite exists such that DMX US is technically able to re-transmit the US Channels to the Territory, DMX US shall engage in good faith prior consultations with DMX '95 regarding utilizing such alternate satellite and shall make commercially reasonable efforts to utilize such alternate satellite within a reasonable time period following the commencement of the Voluntary Major Interruption. If such alternate satellite is not available and there exists an Alternative Technology to transmit the US Channels to the Territory, which would not reduce the quality and integrity of the transmission of the digital audio signal from that maintained prior to such Voluntary Major Interruption, DMX US shall engage in prior consultations with DMX '95 regarding using such Alternative Technology and shall make commercially reasonable efforts to use such Alternative Technology to transmit the US Channels to the Territory. If the Voluntary Major Interruption continues for a period greater than or equal to Thirty (30) consecutive calendar days, then the obligations of the parties set out in this Agreement shall be suspended for a maximum period of Three Hundred and Sixty-Five
                (365) days from the first date of such Voluntary Major Interruption (the "Suspension Period") such that the parties shall be relieved from observing and performing their obligations hereunder without liability therefor, excepting only the obligation of DMX '95 to pay to DMX US any service fees outstanding for periods prior to the Suspension Period and any obligations of either party arising under this Section and
                Section 18. DMX '95 shall have the right, in its absolute and sole discretion, to terminate this Agreement at any time during the Suspension Period without any liability therefor. If after the expiry of the Suspension Period DMX US fails to transmit the US Channels to the Territory using any manner of technology or systems whatsoever, then this Agreement shall be terminated. Notwithstanding such termination, the parties hereto agree that DMX '95 shall maintain the right of first negotiation during the remainder of the unexpired portion of the Term for the exclusive right to distribute the Service in the Territory such that if DMX US is able to transmit the US Channels to the Territory using any manner of technology or systems whatsoever after the expiry of the Suspension Period, it shall so notify DMX '95 in writing and the parties shall engage in diligent and good faith negotiations for the commencement of the transmission of the US Channels to the Territory. The provisions of this section shall survive the expiration of the Term or the early termination of this Agreement.

(f) Satellite Transition: Notwithstanding any provision in Section 7(e) above to the contrary, DMX US may transmit the US Channels to the Territory using another satellite subject to the provisions hereof. It is the intention of the parties hereto that in the event of a change of a satellite by DMX US other than as set out in this Section 7(f), DMX US shall be responsible, at its sole cost and expense, for the direct costs incurred by DMX '95 and the Affiliates in connection with the realignment of DMX '95's and the Affiliates' receiving equipment in order that it may receive the modified digital audio signal transmitted from such alternate satellite. DMX '95 shall be responsible, at its sole cost and expense, for the realignment of its receiving equipment if, and only if: (i) DMX US transmits the US Channels on an alternate satellite as a result of the expiration of the scheduled operating life of the 402R Satellite or its successor: and (ii) on one occasion only during the scheduled operating life of the 402R Satellite DMX US elects to change the satellite used to transmit the US Channels for any reason whatsoever. DMX US shall deliver written notice to DMX '95, if possible, of such satellite transition as contemplated in this Section 7(f) at least Forty-five (45) days in advance, and shall provide DMX '95 and the Affiliates with Sixty (60) consecutive calendar days of overlap of transmission using both the 402R Satellite and its successor satellite, and subsequently with such other alternate satellites, in order than DMX '95 may coordinate and complete the realignment of its receiving equipment necessary to receive the digital audio signal transmitted from such successor satellite(s).

 8.     DELIVERY AND DISTRIBUTION OF THE SERVICE

 a) Subscriber Equipment: DMX US and DMX '95 acknowledge and agree that the Affiliates shall provide by way of lease or sale to each Service Subscriber any and all equipment as required for reception of the Service at Private Residences.

 b) No Additions, Deletion, etc.: Subject to the provisions of Section 5 regarding the exclusive right of DMX '95 to program the Canadian Channels, DMX '95 and its Affiliates shall distribute the US Channels together with the accompanying program data throughout the Territory without deletion, alteration, editing or amendment, unless required to do so to comply with Canadian Regulatory Law and any other applicable law or regulation of any authority having jurisdiction.

c) Payment Required: Except with respect to any Approved Purpose, as hereinafter set out, DMX '95 and the Affiliates shall distribute or deliver the Service only to Service Subscribers who pay a fee therefor.

d) Private Use or Recording: Nothing in this Agreement shall be deemed to authorize DMX '95, or the Affiliates to record the US Channels for their private use or to install recording devices for the purposes of so doing. DMX '95 shall not have any liability to DMX US for the unauthorized recording of the Service by the Affiliates or the Service Subscribers.

9.      SERVICE FEES

        DMX '95 and its Affiliates shall have the option to distribute the Service to Service Subscribers as a Basic Service or a Discretionary Service. In addition, DMX '95 and its Affiliates may offer a Premium Tier supplementary to the Service. "Basic Service" means the delivery of the Service to Service Subscribers as part of a package of services for which no separate charge is made. "Discretionary Service" means the delivery of the Service to Service Subscribers sold on a "stand alone" basis for which there is a separate charge. Premium Tier means the delivery of a selection of Canadian Channels and US Channels in addition to the Basic Service and sold as a separate package from the Basic Service for which there is a separate charge.

1)      (i)     Basic Service Fees: DMX '95 shall pay to DMX US each month during the Term through August 31, 2002, a service fee (the
                "Basic Fee") for the Basic Service consisting of Fifteen (15)
                (or fewer) US Channels [***] US multiplied by the number of Private Residences in the Territory to which DMX '95 and its Affiliates distribute the Basic Service during such month; or [***] to DMX '95 by its Affiliate for the Service.

        (ii) Discretionary Service: DMX '95 shall pay to DMX US each month during the Term a service fee (the "Discretionary Fee") equal to:

                (A) If DMX '95 records during such month, either directly or through its Affiliates, [***] Service Subscribers, [***] of the fees paid by the Service Subscribers, if directly, or the Affiliates, if indirectly, to DMX '95 for such Discretionary Service; and

                (B) If DMX '95 records and maintains during such month, either directly or through its Affiliates, [***] Service Subscribers, [***] of the fees paid by the Service Subscribers, if directly, or the Affiliates, if indirectly, to DMX '95 for such Discretionary Service.

                The parties hereto agree that the minimum monthly fee payable by the Affiliates to DMX '95 shall be [***]


*** Confidential portions omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

                of the Discretionary Service.

        (iii) FM Band Delivery: DMX '95 shall pay to DMX US each month during the Term a service fee of:

                (A) [***] of the FM Band Service which consists of five (5) or fewer US Channels; and

                (B) [***] for each US Channel that a subscriber receives of the FM Band Service [***]

                The service fee payable hereunder are only applicable to those subscribers receiving the FM Band Service.

        (iv) Premium Tier: In the event that DMX '95 desires to offer a Premium Tier to Service Subscribers, the parties agree to negotiate in good faith with respect to the service fee payable by DMX '95 to DMX US for such Premium Tier. Notwithstanding anything to the contrary contained herein. DMX '95 shall not offer a Premium Tier or any other tier or level of the Service to Service Subscribers unless and until the parties agree in writing with respect to the fees payable by DMX '95 to DMX US for such level of service.

        The amount of the service fees payable under this Section 9(a) and otherwise in this Section shall be determined by DMX '95 and a statement including reasonable detail as to the calculation thereof shall be delivered to DMX US in accordance with Section 10 hereof.

b) Time For Payment: The service fees payable by DMX '95 to DMX US hereunder shall be paid not later than Forty-five (45) days after the end of the respective calendar month for which they are payable. If any fees described in this section remain unpaid Five (5) business days after the due date, the delinquent amount shall accrue interest at the rate of 1 1/2% per month, being 18% per annum, or the highest lawful rate, whichever is less, from the due date until payment is received by DMX US, as the case may be. DMX '95 shall be liable for all reasonable costs and expenses (including, without limitation, reasonable counsel fees and arbitration or Court costs) in connection with the collection of any overdue amount.

c) Payment in American Dollars: All payments made by DMX '95 hereunder to DMX US shall be made in American Dollars.

d) Service Fee Renegotiation: Subject to the provisions of Section 9(e), the rates for the service fees payable by DMX '95 to DMX US set forth in
        Section 9(a), shall be effective for a Five (5) year period commencing on September 1, 1997 and ending on August 31, 2002. The parties agree to negotiate diligently and in good faith commencing on March 1, 2002 with


*** Confidential portions omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

    respect to the service fees ("New Rate") to be payable by DMX '95 after August 31, 2002. Until such time as the parties hereto agree to New Rate, the Basic Fees set forth in Section 9(a) shall continue in full force and effect. In the event that the parties are unable to agree upon such New Rate by August 31, 2003, the New Rate shall be an increase: [***] of the then current rate for the Basic Service Fee commencing on September 1, 2002 and on each anniversary date thereof during the term, if there is no change in the condition of the license regarding the ratio of Canadian Channels to US Channels from those set out in the CRTC Decision or (ii) if there is a change in the condition of the CRTC license renewal regarding the ratio of Canadian Channels to US Channels from those set out in the CRTC Decision which change requires the Service to be comprised of more Canadian Channels than US Channels, by [***] on the Basic Service Fee of [***] US multiplied by the number of US Channels included in the Service on and after September 1, 2002 for the first such year and thereafter on each anniversary date thereof until the end of the Term by [***] provided that in no event shall the New Rate be less than [***] US for the Basic Service Fee. The New Rate shall be retroactive to the effective date of the change of the condition of the license as established by the CRTC and the parties hereto shall make such adjustment payments as required within Ninety (90) days following the determination of the New Rate.

e) Service Fee Exemption: Notwithstanding anything to the contrary contained in this Agreement. DMX '95 and the Affiliates may transmit, distribute, re-transmit or deliver the Service to Promotional or Demonstration Receivers, in both cases, at the option of DMX '95, acting reasonably, [***] for the distribution of the Service to the Promotional Receivers or the Demonstration Receivers, [***] with respect thereto and [***], DMX '95 shall report on a quarterly basis to DMX US the names and locations of the Demonstration Receivers and Promotional Receivers and the durations for which they were offered and DMX US may question such terms if they appear to it to be unreasonable. DMX '95 may also provide "trial" periods for potential Affiliates for a period not to exceed Ninety (90) days with respect [***] from the potential Affiliate for such "trial" period, and further provided that each potential Affiliate [***].

10. REPORTS AND RECORDS

a) Books, Records and Audits: DMX '95 shall keep accurate and complete books and records of billings, numbers of Private Residences, retired accounts, monthly service fee charges, interruptions or other failure in the delivery of the Service and all other records for each Affiliate necessary to sub-stantiate the number of Private Residences served on the first and last days of each month and the calculation of the monthly service fee. All such records relating to the foregoing shall be kept in accordance with generally accepted accounting principles and the most recent Three (3) calendar years of such records shall be available for


*** Confidential portions omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

        inspection, copy and audit (collectively, the "Inspection") by DMX US or its representatives, at its own expense, on at least two weeks notice to DMX '95 during normal business hours throughout the Term, and for three
        (3) years thereafter. The right of DMX US to conduct any Inspection shall be limited to only one opportunity during any 365 days period, and shall be conducted as to any statement delivered in accordance with
        Section 10(b) below within 3 years from the date of such statement.

b) Monthly accounting statements: DMX '95 shall, within Sixty (60) days following the calendar month end provide DMX US with a statement containing the calculation of the service fees payable by DMX '95 for such earlier month pursuant to this Agreement and such additional account and statistical information as may be reasonably required by DMX US to monitor the number of Private Residences served by DMX '95 and the service fees payable to DMX US pursuant to Section 9.

c) Dispute: If any Inspection of DMX '95's records reveals that DMX '95 has underpaid any monthly service fee or other amount payable hereunder, DMX US shall provide DMX '95 with written notice thereof setting out in reasonable detail an invoice for any balance owing to DMX US and the reasons therefor. DMX '95 shall have the right to review the report of the Inspection and satisfy itself, in its absolute and sole discretion, as to the findings thereof. If DMX '95 concurs with the findings of the Inspection it shall pay DMX US the amount of such underpayment within Ten (10) days of the date of the invoice therefor. If DMX '95 shall dispute the findings of the Inspection it shall provide DMX US with a written notice thereof within Ten (10) days of the date of the invoice therefor explaining in reasonable detail the reasons for such dispute. The parties hereto agree that they shall negotiate in good faith the amount of the underpayment, if any, failing which the matter shall be resolved by arbitration pursuant to Section 23(l) hereof. The remedies set forth in this paragraph shall be limited to a period of three (3) years from the date of such underpayment.

11.     COLLECTIONS

        DMX '95 shall be responsible for billing and using commercially reasonable efforts to collect all amounts due from the Affiliates.

12.     PAYMENT OF TAXES

        DMX '95 or the Affiliates, as the case may be, shall be responsible for collecting and paying any income, franchise, sales, use, occupational, general service, value added, or other taxes, assessments, licenses or other charges assessed, levied, or imposed by any government, agency or regulatory body having jurisdiction within the Territory with respect to DMX '95's distribution of the Service in the Territory.

13.     MUSIC PERFORMANCE AND OTHER MUSIC RIGHTS

        DMX US shall not be responsible for nor pay the Canadian Rights Payment arising out of the delivery and distribution of the Service in the Territory.

14.     RESEARCH

a) Each Party to Provide Information: DMX US shall provide DMX '95 with free access to and the right to use, pursuant to the terms hereof, all research and marketing information pertaining to the operation of the Service internationally, except where providing such information would violate any agreement DMX US may have with any third party. Any and all such information shall be provided by DMX US subject to DMX '95 paying DMX US for the costs of reproducing and shipping materials, or any other out-of-pocket costs which DMX US may incur in making such information available to DMX '95. DMX '95 shall provide DMX US with free access to and the right to use, pursuant to the terms hereof, all research and marketing information pertaining to the provision of the Service in the Territory except where providing such information would violate any agreement DMX '95 may have with any third party. Any and all such information shall be provided by DMX '95 to DMX US upon receipt of a written request therefor, subject to DMX US paying DMX '95 for the costs of reproducing and shipping materials, or any other out-of-pocket costs which DMX '95 may incur in making such information available to DMX US. Notwithstanding the foregoing, neither party hereto shall be obligated to provide the other with any materials which are considered by it to be confidential in nature or relate to its particular business plan.

b) Other Research: DMX US may from time to time, wish to undertake marketing tests and surveys, ratings polls and other research in connection with the distribution of the Service or the Adjunct Services. With respect to any tests, surveys or research which applies to the Territory or a portion thereof, DMX US shall provide DMX '95 with written notice Two (2) weeks in advance, setting out the nature and scope of each such project and DMX '95 shall, to the extent permitted by applicable law, cooperate in such project by rendering such assistance as DMX US may reasonably request and which DMX '95 can reasonably provide, it being understood that the cost of which assistance shall be borne solely by DMX US. DMX US shall treat the Service Subscriber lists received from DMX '95 or any of the Affiliates in connection with such research as confidential and the sole and exclusive property of DMX '95 and shall use such information solely for the purpose of conducting such marketing research. DMX US shall provide DMX '95 with the results of such research immediately upon the completion thereof.

15.     PROPRIETARY MARKS

a) Rights in Proprietary Marks: DMX US hereby grants to DMX '95 the exclusive royalty-free license to use and display in connection with and only in connection with, DMX '95's offering of the Service and any Adjunct Service offered according to the terms of this Agreement, the trademarks, trade names, logo types, insignia, designs and service marks (collectively, the "Proprietary Marks") designated, from time to time, by DMX US as the Proprietary Marks, including, as of the date hereof, the marks "Digital Music Express", "DMX" and all marks or trade names containing the term "DMX" including "DMX CANADA" and the DMX logo. Notwithstanding anything in this Section 15 to the contrary, DMX US agrees that it shall not grant during the Term the right or license to use or display the Proprietary Marks in the Territory to any party other than DMX '95, or its Affiliates. DMX US further grants to DMX '95 the exclusive right to use, solely in accordance with the terms hereof, the "DMX" mark as part of DMX '95's trade name, or corporate name in connection with, and only in connection with, DMX '95's offering of the Services and any Adjunct Services offered according to the terms of this Agreement. DMX '95 acknowledges the ownership of the Proprietary Marks by DMX US, and the ownership by DMX US of the goodwill associated therewith and agrees that it will do nothing inconsistent with such ownership and that all use of the Proprietary Marks by DMX '95 shall enure to the benefit of and be on behalf of DMX US with the exception of the rights and benefits to which DMX '95 is entitled pursuant to this Agreement. DMX '95 agrees further that nothing in this Agreement shall give DMX '95 any right, title or interest in the Proprietary Marks other than in accordance with this Agreement and DMX '95 agrees that it will not attack the title of DMX US to the Proprietary Marks or attack the validity of this Agreement.

b) Acknowledgement of Rights: DMX '95 covenants to execute such agreements and other documents which DMX US reasonably deems necessary to maintain or preserve DMX US's interest in the Proprietary Marks, provided that the form of any such document shall be agreed upon by DMX '95 and DMX US.

c) Quality Standards and Samples: DMX '95 may use the Proprietary Marks in such manner as it may determine provided that any such use shall not, in the opinion of DMX US, acting reasonably, detract from the good will associated with such Proprietary Marks in the United States and in the Territory. DMX '95 agrees to review a copy of the policies and procedures manual established by DMX US with respect to the use of the Proprietary Marks immediately following execution of this Agreement and it shall report to DMX US within a reasonable time any exceptions by it in its use of the Proprietary Marks.

d) Protection of Proprietary Marks: The parties shall cooperate in developing procedures necessary and appropriate for the protection of the Proprietary Marks in the Territory including, without limitation, in connection with the use of display of the Proprietary Marks by the Affiliates.

e)      Form of Use:

        (i) DMX '95 and its Affiliates shall use the Proprietary Marks only in the form and manner and with appropriate legends as prescribed herein or additionally from time to time by DMX US and not to use any other trademark, trade name, logo type, insignia, copyright, design, service mark or trade name in combination with any Proprietary Mark without prior written approval of DMX US. Notwithstanding the foregoing, DMX '95 and its Affiliates may use the Proprietary Marks in association with their own positioning statements, trade names, logo types, insignia, copyright, design or trade marks without the prior written approval of DMX US, provided that such use does not detract from the goodwill associated with the Proprietary Marks in the United States or Canada.

        ii) DMX '95 and its Affiliates shall not at any time apply for any registration of any trademark or other designation which would affect the ownership of any Proprietary Mark nor file any document with any governmental authority to take any action which would affect the ownership of any Proprietary Mark.

        iii) DMX '95 and its Affiliates shall not use or permit the use of the Proprietary Marks in any unlawful or deceptive manner or in any way that shall directly or indirectly tend to impair or lessen the value of the Proprietary Marks.

f) Infringement Proceedings: If DMX '95 becomes aware of any unauthorized use of any other Proprietary Marks by third parties, it shall immediately notify DMX US of such unauthorized use. DMX US shall have the sole right and discretion to take whatever action it deems necessary, at its sole cost, to deal with such unauthorized use.

16.     MARKETING AND PROMOTION

        DMX '95 shall require that the Affiliates: (a) use reasonable commercial efforts to market and promote the Service and if applicable, the Adjunct Services, to Private Residences within the Territory at all times during the Term; (b) shall not cease distribution, marketing or promotional efforts of the Service in the Territory during the Term unless required by law, regulation or by any authority having jurisdiction; and (c) use best commercial reasonable efforts to promote the DMX brand name. DMX '95 and DMX US shall provide to the other party upon request thereof, at no cost, copies of all materials relating to the marketing or promotion of the Service, including, without limitation, print ads, radio and television commercials, brochures, literature, training programs and sales kits, and the party receiving such materials shall have the right to reproduce, and alter (except that the Proprietary marks shall not be altered) such materials for its own use in the marketing or promotion of the Services.

17.     TERMINATION, OBLIGATIONS UPON TERMINATION OR EXPIRATION

A) Right to Terminate: If either DMX US or DMX '95 commits a substantial breach of any covenant or condition contained in this Agreement (substantial being understood to include but not limited to all matters related to payments, minimum obligations and covenants and warranties) on its part to be performed, and such breach shall not be remedied within Sixty

        (60) days after receipt of written notice thereof, then this Agreement shall, at the option of the party claiming breach, be deemed terminated on the effective date set out in such written notice. If DMX '95 fails to obtain any renewal or extension of the CRTC Decision such that it no longer holds a license from the CRTC or its successor to offer the Service in the Territory, DMX '95 may, at its option, terminate this Agreement without liability therefor and this Agreement shall thereafter be of no force or effect.

b) Obligations Upon Termination or Expiration: Upon expiration, or in the event of termination for any cause, including but not limited to those specified above, DMX '95 shall (i) permanently cease using the Proprietary Marks as defined in Section 15; (ii) permanently cease using any trademark, trade name, service mark or other designation similar to the Proprietary Marks; (iii) make all alterations necessary to distinguish its business from any identity with DMX US; (iv) immediately return to DMX US all technical research and marketing materials, files and all other information or materials provided by DMX US or developed from materials provided by DMX US and related to the Service or any Adjunct Services; (v) render up or destroy, at the sole option of DMX US, any material and means for producing material bearing the Proprietary Marks; (vi) immediately cancel any registrations for its corporate name, or trade name which may include the Proprietary Marks or any component thereof; and (vii) cease using any trade name which may include the Proprietary Marks or any component thereof.

c) Effect of Expiration or Termination: Upon the expiration or earlier termination of this Agreement, all rights granted to DMX '95 hereunder, shall immediately terminate and revert to DMX US, and DMX '95 shall undertake such further action as required to effect such reversion.

18.     WARRANTIES AND INDEMNITIES

a) DMX US's Warranties: DMX US represents and warrants to DMX '95 effective as of the date of this Agreement and throughout the Term as follows: (i) DMX Inc. is a corporation duly organized and validly existing under the laws of the State of Delaware; (ii) DMX US has the right to grant the rights granted hereunder to DMX '95, and DMX US shall not grant such rights in the Territory to any other person or entity during the Term, subject to the provisions of Section 7 hereof; (iii) DMX US has the power and authority to enter into this Agreement and has taken all necessary action to authorize the execution and delivery of the same and the consummation of the transactions contemplated herein; (iv) DMX US is under no contractual or other legal obligation which shall in any way interfere with its full, prompt and complete performance hereunder (or to the extent that there are such obligations, DMX US shall promptly obtain any and all consents necessary to permit DMX US to fully, promptly and completely perform hereunder); (v) the individual executing this Agreement on behalf of DMX US has the authority to do so; (vi) DMX US is in full compliance with all laws, including all rules and regulations to which it is subject; (vii) neither the US Channels, any program related thereto, or any component thereof is subject to, or the subject of, any lien, encumbrance, charge, lis pendens, or litigation pending or threatened which would affect, in any way, the ability of DMX US to observe and perform its obligations under this Agreement; (viii) the obligations created by this Agreement, insofar as they purport to be binding on DMX US, constitute valid and binding obligations of DMX US enforceable against it in accordance with their terms; (ix) the methods utilized by DMX US for recording and transmitting the US Channels do not violate any applicable law, regulation or ordinance or the rights of any third party; (x) neither the performance nor observance of any obligations of DMX US under this Agreement, nor the programming or transmission of the US Channels by DMX US, to the Territory, nor any other rights or materials provided by DMX US to DMX '95 hereunder, shall violate any third party rights, including, without limitation, any confidentiality, intellectual property, copyright, trademark, trade name, service mark, patent, statutory or equitable right of any person whatsoever or otherwise give rise to civil or criminal liability or to any additional payment of fees by DMX '95 to any copyright owner or collective, association or other body, other than as expressly provided in this Agreement, licensed to collect such payments on behalf of the copyright owner on account of the use of the copyrighted materials whether related in any way whatsoever to the US Channels, the Proprietary Marks, the Adjunct Services, if applicable, or any other rights or privileges granted herein; (xi) the transmission of the US Channels is, and shall be during the Term, fully compatible and functional with the reception and decoding equipment or technology provided to DMX '95 or the Affiliates pursuant to this Agreement, subject to the condition that such equipment and technology is manufactured, used and maintained in accordance with each of their respective operational, functional and technical specifications that have been agreed to between DMX US and such manufactures thereof; and
        (xii) DMX US has the exclusive right, title and interest in and to the Proprietary Marks and the goodwill associated therewith. The foregoing representations and warranties shall survive the expiration or earlier termination of this Agreement.

b) DMX '95's Warranties: DMX '95 represents and warrants to DMX US effective as of the date of this Agreement and throughout the Term as follows: (i) DMX '95 is a body corporate duly organized and validly existing under the laws of Canada; (ii) DMX '95 has the authority to enter into this Agreement and has taken all necessary action to authorize the execution and delivery of the same and the consummation of the transactions contemplated herein; (iii) DMX '95 is under no contractual or other legal obligation which shall in any way interfere with its full, prompt and complete performance hereunder (or to the extent that there are such obligations, DMX '95 shall promptly obtain any and all consents necessary to permit DMX '95 to fully, promptly and completely perform hereunder); (iv) the individual executing this Agreement on behalf of DMX '95 has the authority to do so; (v) DMX '95 is in full compliance with all laws to which it or its affiliates or subsidiaries are subject; (vi) the obligations created by this Agreement, insofar as they purport to be binding on DMX '95, constitute valid and binding obligations of DMX '95 enforceable against it in accordance with their terms; (vii) the methods utilized by DMX '95 for recording and transmitting the Canadian Channels do not violate any applicable law, regulation or ordinance or the rights of any third party; and (viii) neither the performance nor observance of any obligations of

        DMX '95 under this Agreement, nor the programming or transmission of the Canadian Channels by DMX '95 to the Territory shall violate any third party rights, including, without limitation, any confidentiality, intellectual property, copyright, trademark, trade name, service mark, patent, statutory or equitable right of any person whatsoever or otherwise give rise to civil or criminal liability or to any additional payment of fees by DMX US to any copyright owner or collective, association or other body, other than as expressly provided in this Agreement, licensed to collect such payments on behalf of the copyright owner on account of the use of the copyrighted materials whether related in any way whatsoever to the Canadian Channels. The foregoing representations and warranties shall survive the expiration or earlier termination of this Agreement.

c) DMX '95's Indemnification: DMX '95 shall indemnify and forever hold harmless DMX US, DMX US's affiliates, subsidiaries, successors and assigns and their respective officer, directors, employees and agents (the "DMX US Parties") from any and all liabilities, losses, damages, claims, actions, suits, costs, expenses and disbursements of whatsoever kind and nature including, without limitation, reasonable legal fees and expenses on a solicitor and his client basis which arise in connection with or result from: (i) the incorrectness of any representation or breach of any warranty of DMX '95 contained in this Agreement; (ii) the breach by DMX '95 of any of its covenants or agreement contained in this Agreement or its failure to observe and perform any of its obligations or covenants hereunder; (iii) the distribution, promotion or marketing of the Service by DMX '95, pursuant to (and as permitted by) this Agreement; and (iv) the Canadian Rights payment obligations arising out of the delivery and distribution of the Canadian Channels in the Territory. The foregoing indemnification shall survive the expiration or earlier termination of this Agreement.

d) DMX US's Indemnification: DMX US shall indemnify and forever hold harmless DMX '95, Shaw, its affiliates, as that term is defined in the Companies Act, British Columbia, the Affiliates and all of their respective successors, assigns, officers, directors, employees and agents (collectively, the "DMX '95 Parties") from any and all liabilities, losses, damages, claims, actions, suits, costs, expenses and disbursements of whatsoever kind and nature including, without limitation, reasonable legal fees and expenses on a solicitor and his client basis which arise in connection with or result from: (i) the incorrectness of any representation of breach of any warranty of DMX US contained in this Agreement; (ii) the breach by DMX US of its covenants or agreements contained in this Agreement or its failure to observe and perform any of its obligations or covenants hereunder; (iii) a Voluntary Major Interruption in the transmission of the US Channels to the Territory, including, without limitation, all direct losses and costs arising in connection with the realignment, modification, alteration or change made to the reception equipment, technology or system used by DMX '95 or its Affiliates to distribute the Service in the Territory or to receive the digital audio signal transmitted by DMX US; and (iv) a Voluntary Minor Interruption in the transmission of the US Channels to the Territory, including, without limitation, all direct losses and identifiable costs arising in connection with the realignment, modification, alteration, or change made to the reception equipment, technology or system used by DMX '95 or the Affiliates to distribute the Service in the Territory or to receive the digital audio signal transmitted by DMX US. The foregoing indemnification shall survive the expiration or earlier termination of this Agreement.

e) Notice of Claims: In connection with any indemnification provided in this Agreement, each party shall so indemnify the other only if such other party claiming indemnity shall give the indemnifying party prompt notice of any claim or litigation to which its indemnity applies; it being agreed that the indemnifying party shall have the right to assume the defence of any or all claims or litigation to which its indemnity applies and that the indemnified party will cooperate fully (at the cost of the indemnifying party) with the indemnifying party in such defence and in the settlement of such claim or litigation.

f) Limitation of Liability: Each party's entire liability and the exclusive remedies of either party against the other for any damages caused by any defect or failure in the Service or arising from the performance or nonperformance of any obligation under this Agreement, regardless of the form of action, whether in contract, tort, including negligence, strict liability or otherwise, except as specifically provided for otherwise in this Agreement, shall be the actual direct damages which are proven. Neither party shall be liable for any costs of the procurement of substitute services, incidental, indirect, special or consequential damages, or for lost profits or revenues of any kind, however caused, whether for breach of contract, or otherwise, and whether or not such party was previously advised of the possibility of such damages.

19.     FORCE MAJEURE

        Except as herein otherwise expressly provided, if and whenever and to the extent that the parties hereto shall be prevented, delayed or restricted in fulfillment of any obligation hereunder in respect of the supply or provision of any service or the observance or performance of any of the terms and conditions hereunder by reason of strikes or work stoppages or being unable to obtain any material, service, utility or labor required to fulfil such obligation or by reason for any statute, law or regulation of, or inability to obtain any permission from, any governmental authority having lawful jurisdiction including, without limitation, any order, decision, or declaration by the Government of Canada or its agencies, commissions or tribunals having jurisdiction, regarding maintaining or regulating the Canadian content of the Service which prevents, delays or restricts such fulfillment, or by reason of any other cause beyond the control of such party, the time for fulfillment of such obligation shall be extended during the period in which such circumstance operates to prevent, delay or restrict the fulfillment thereof, and the other party to this Agreement shall not be entitled to compensation for any inconvenience, nuisance or discomfort thereby occasioned.

20.     NOTICES

        Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in person, transmitted by telecopy or similar means of recorded electronic communication or sent by registered mail, charges prepaid, addressed as follows:

        If to DMX '95:

        DMX Canada (1995) Ltd.
        Suite 900
        630 - 3rd Avenue S.W.
        Calgary, Alberta
        T2P 4L4
        Attention: The President

        With a courtesy copy to:

        Shaw Communications Inc.
        Suite 900
        630 - 3rd Avenue S.W.
        Calgary, Alberta
        T2P 4L4

        Attention: Corporate Counsel

        If to DMX US:

        DMX Inc.
        11400 W. Olympic Boulevard, Suite 110
        Los Angeles, California 90064-1507
        Attention President

        With a courtesy copy to:

        Gerald F. Edelstein, Esq.
        Peter Laird, Esq.
        Edelstein, Laird & Sobel, LLP
        9255 Sunset Boulevard, Suite 800
        Los Angeles, California 90069

        Any such notice or other communication shall be deemed to have been given and received on the day on which it was delivered or transmitted (or, if transmitted and such day is not a business day, on the next following business day) or, if mailed, on the fifth business day following the date of mailing; provided, however, that if at the time of mailing or within five business days thereafter there is or occurs a labor dispute or other event that might reasonably be expected to disrupt the delivery of documents by mail, any notice or the communication hereunder shall be delivered or transmitted by means of recorded electronic communication as aforesaid. Any party may at any time change its address for service from time to time by giving notice to the other parties in accordance with this Section.

21.     CONFIDENTIALITY

        Without the prior consent of the other party, neither DMX US nor DMX '95 shall disclose to any third party (other than the Affiliates and each party's respective employees, agents, and professional advisors, in their capacity as such, with a need to know in the performance of their ordinary employee functions, or parties with which such party is participating in a joint venture, which need to know as part of such joint venture, provided in either case, such employees and parties agree to be bound by the provisions of this paragraph), including, without limitation, any municipality or other governmental entity, any information with respect to DMX US's proprietary technology, any research or other information provided by either party hereunder (including information with respect to the Affiliates and DMX US's agents and affiliates) except: (i) to the extent required by the other party to perform its obligations under this Agreement or approved in writing by the other party; (ii) to the extent necessary to comply with law, administrative rules, regulations or requirements, or the valid order of a court of competent jurisdiction, in which event the party making such disclosure shall so notify the other as promptly as practicable (and, if possible, prior to making such disclosure) and shall seek confidential treatment of such information and of this Agreement; (iii) as part of its normal reporting or review procedure to its auditors, its attorneys or to performing rights societies; (iv) in order to enforce its rights pursuant to this Agreement; or (v) to the extent the information has already been publicly released by the other party.

22.     ASSIGNMENT

a) Assignment; Binding Effect; Reorganization: This Agreement, including both its obligations and benefits, shall enure to the benefit of, and be binding on, the respective assignees, transferees and successors of the parties, except that neither this Agreement nor either party's rights or obligations hereunder shall be assigned or transferred by either party without the prior written consent of the other party provided, however, no consent shall be necessary in the event of any assignment to a successor entity resulting from a merger, acquisition or consolidation by either party or assignment to any person under common control, controlled by or in control of either party. DMX US acknowledges and agrees that any sale by DMX '95 to a third person pursuant to Section 2(c) hereof shall not constitute an assignment for the purposes of this
        Section 22(a).

b) Insolvency: If either party makes an assignment for the benefit of its creditors, or commences bankruptcy, receivership, insolvency, reorganization, dissolution or liquidation proceedings, that party shall be deemed to be in default of its obligations under this Agreement, and the other party shall be entitled to exercise any and all remedies provided at law or in equity or otherwise provided in this Agreement.

23.     MISCELLANEOUS

a) Entire Agreement; Amendments; Waivers: This Agreement contains the entire understanding of the parties hereto relating to the subject matter hereof and supersedes and replaces the Original License and the various letter agreements amending the same (collectively, the "1992 Agreement") but only with respect to the distribution of the Service to Private Residences. This Agreement shall be amended, modified or terminated only in writing signed by both parties. Any waiver must be in writing and signed by the party whose rights are being waived and no waiver by either DMX '95 or DMX US of any breach of any provision hereof shall be or be deemed to be a waiver of any preceding or subsequent breach of the same or any other provision of this Agreement.

b) Governing Law: The obligations of DMX '95 and DMX US under this Agreement and all matters collateral thereto shall be governed by the laws of the Province of British Columbia.

c) No Agency: Neither DMX '95 nor DMX US shall be or hold itself out as the agent of the other under this Agreement. No Service Subscriber shall be deemed to have any privity of contract or direct contractual or other relationship with DMX US by virtue of this Agreement of DMX US's delivery of the Service to DMX '95 hereunder.

d) Jurisdiction for Disputes: In the event of any controversy or claim arising out of or relating to this Agreement or the making, performance or interpretation thereof, the parties hereto shall recognize and be subject to the laws in force in the Province of British Columbia, Canada.

e)      Injunctive Relief: If DMX '95 breaches the non-competition provisions of
        Section 4(b) hereof, or if DMX '95 breaches Section 16 hereof, then DMX '95 agrees that DMX US shall be entitled to seek injunctive relief in connection with such breach. If DMX US breaches the exclusivity provisions of Section 3 hereof, then DMX US agrees that DMX '95 shall be entitled to seek injunctive relief in connection with such breach, and if DMX US breaches the provisions of Sections 6, 8, 16 and 17 hereof, then DMX US agrees that DMX '95 shall be entitled to seek specific performance in connection with such breach.

f) No Partnership: Nothing contained herein shall be deemed to create, and the parties do not intend to create, any partnership or joint venture as and between DMX '95 and DMX US and neither party is authorized to or shall act toward third parties or the public in any manner which would indicate any such relationship with the other.

g) Severability: The invalidity under applicable law of any provisions of this Agreement shall not affect the validity of any other provision of this Agreement, and in the event that any provision hereof is determined to be invalid or otherwise illegal, this Agreement shall remain effective and shall be construed in accordance with its terms; provided however, that the provision of this Agreement which is affected shall, to the extent possible, be curtailed and limited only to the extent necessary to bring it within the requirements of the law.

h) Headings and Captions: The titles and headings of the paragraphs in this Agreement are for convenience only and shall not in any way affect the interpretation of this Agreement.

i) Counterparts: This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement, and shall become effective when each party has received an original counterpart which has been executed by the other party. In proving this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

j) No Inference Against Author: DMX US and DMX '95 each acknowledge that this Agreement was fully negotiated by the parties and, therefore, no provision of this Agreement shall be interpreted against any party because such party or its legal representative drafted such provision.

k) No Third Party Beneficiaries: The provisions of this Agreement are for the exclusive benefit of the parties hereto and their permitted assigns, and no third party shall be a beneficiary of, or have any rights by virtue of, this Agreement.

l) Arbitration: In the event that a dispute arises between the parties hereto pursuant to this Agreement, differences or unresolved matters shall be referred to arbitration which arbitration shall be conducted in accordance with the following procedures and principles:

        (i) Upon the written demand of either party and within ten (10) days from the date of such demand, each party shall appoint an arbitrator and the two appointed arbitrators shall then promptly appoint a third. If either party shall fail to appoint an arbitrator within ten (10) days from the date of the demand, then the arbitrator shall, upon the application of the other party, be appointed by a Justice of the Supreme Court of British Columbia. If the two arbitrators shall fail, within ten (10) days from the appointment of the second of them, to agree upon and appoint the third arbitrator, then upon the application of either party, the third arbitrator shall be appointed by a Justice of the Supreme Court of British Columbia.

        (ii) The arbitrators shall proceed promptly to hear and shall determine the matter in dispute subject to any reasonable delay.

        (iii) The award of the arbitrators shall be drawn up in writing and signed by the arbitrators, or a majority of them, and shall be final and binding on the parties, and the parties shall abide by the award and perform its terms and conditions. Each party shall be responsible for the fees and expenses of the arbitrator named by it and the

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
                fees and expenses of the third arbitrator shall be paid in equal proportion by DMX US and DMX '95.

        (iv) Save as otherwise expressly provided, the provisions of the Commercial Arbitration Act of British Columbia shall apply provided that then there is a conflict between the provisions of this section and the Act, the provisions of this section shall apply.

        (v) When appointing arbitrators and in nominating persons for consideration for appointment by the Supreme Court of British Columbia the parties shall use their best efforts to appoint or nominate persons who by experience or profession are qualified to hear and determine the dispute or difference brought before them.

        (vi) Notwithstanding any dispute or difference or arbitration proceedings arising from this Agreement, the parties shall continue to perform their respective obligations under this Agreement while any matter is the subject of negotiation, discussion or arbitration and prior to the rendering of the arbitral award.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                        DMX INC.

                                        Per: /s/ LON A. TROXEL
                                             ------------------------------
                                        Title: COO


                                        DMX CANADA (1995) LTD.

                                        Per: /s/ HEATHER SHAW
                                             ------------------------------
                                        Title: President



                                        Per: /s/ J. R. SHAW
                                             ------------------------------
                                        Title: Director




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